CONSENT OF INDEPENDENT ACCOUNTANTS

WE  CONSENT  TO  THE  INCORPORATION  BY  REFERENCE  IN  POST  EFFECTIVE

AMENDMENT NO. 49 TO THE REGISTRATION STATEMENT OF CALVERT TAX-FREE RESERVES (COMPRISED OF THE MONEY MARKET, LIMITED-TERM, LONG-TERM, VERMONT, AND CALIFORNIA MONEY MARKET PORTFOLIOS) ON FORM N-LA (FILE NUMBER 2-69565 AND 811-3101) OF OUR REPORTS DATED FEBRUARY 11, 2000, ON OUR AUDITS OF THE FINANCIAL STATEMENTS AND FINANCIAL HIGHLIGHTS OF THE PORTFOLIOS, WHICH REPORTS ARE INCLUDED IN THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1999, WHICH IS INCORPORATED BY REFERENCE IN THE REGISTRATION STATEMENT. WE ALSO CONSENT TO THE REFERENCE OF OUR FIRM UNDER THE CAPTION "FINANCIAL HIGHLIGHTS" IN THE PROSPECTUS AND "INDEPENDENT ACCOUNTANTS" IN THE STATEMENT OF ADDITIONAL INFORMATION.

PRICEWATERHOUSECOOPERS  LLP

BALTIMORE,  MARYLAND
APRIL  27,  2000